Securities and Exchange Commission
100 F Street, N.E.
Judiciary Plaza
Washington, DC  20549

Ladies and Gentlemen:

	I hereby authorize Peter W.
Hennessey, Vice President, Associate General
Counsel and Secretary, or any Assistant
Secretary, or their respective successors in office, to sign and file on my behalf SEC
Forms 3, 4 and 5 or any other SEC forms
relating to changes in beneficial ownership of securities of DuPont de Nemours, Inc.
(the "Company"). This authorization shall remain in effect as long as I am an officer of the Company unless it is earlier specifically revoked by me.

Very truly yours,
/s/ Antonella B. Franzen
Antonella B. Franzen
Senior Vice President, Chief Financial Officer
Dated: February 19, 2025